Exhibit 15.1

April 21, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Woori Financial Group Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Woori Financial Group Inc. dated April 21, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PriceWaterhouseCoopers

Seoul, Korea